Exhibit 99.1

NEWS RELEASE
Investor Relations 301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Second Quarter 2012 Financial Results

Rockville, Maryland, August 9, 2012 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its second quarter financial results for the three-month period ended June 30, 2012. The Company reported a net loss of $2.7 million, or $0.06 per share, compared to net loss of $4.6 million, or $0.11 per share, for the prior year period.

Second quarter 2012 revenue was $0.6 million related to amortization of the initial upfront payment received from GlaxoSmithKline Biologicals, S.A. (GSK) under the NicVAX® option and license agreement. Revenue in the second quarter of 2011 was $3.7 million reflecting $3.2 million of amortization of the initial upfront payments received from GSK associated with the PentaStaph sale and NicVAX option and license agreement and $0.5 million for services provided to GSK under the PentaStaph and NicVAX agreements.

Research and Development (R&D) expenses were $1.3 million for the second quarter of 2012, compared to $6.5 million in the second quarter of 2011. The decrease reflects the substantial reduction in NicVAX related clinical trials and manufacturing activities. General and Administrative (G&A) expenses were $2.2 million for the second quarter of 2012 compared to $1.4 million in the prior year period. The increase reflects costs related to the merger agreement with Biota Holdings Limited (Biota), announced during the second quarter of this year, plus costs recognized for employee severance as we continue to reduce our head count and operations.

For the six months ended June 30, 2012, the Company’s net loss was $3.2 million, or $0.08 per share, compared to a net loss of $2.6 million, or $0.06 per share, for the six months ended June 25, 2011 in the prior year. Revenue of $1.3 million was recognized for the six months ended June 30, 2012 compared to $12.9 million for the comparable prior period. Research and development expenses were $2.8 million for the current six-month period compared to $11.8 million for the 2011 period while general and administrative expenses for the current six-month period were $3.5 million compared to $2.8 million during the same period in 2011.

Net cash used in operating activities was $3.7 million for the first six months of 2012 compared to $9.0 million in the first six months of 2011. The decrease in cash used is primarily due to a reduction in NicVAX-related clinical and manufacturing activities in 2012 as compared to 2011 and a reduction in overall operating costs. Cash, cash equivalents and marketable securities at June 30, 2012 totaled $92.6 million, compared to $96.4 million at the end of 2011. This decrease is primarily due to a decline in net cash used in operations.

Recent and Upcoming Events:

•	On April 23, 2012 we announced the execution of a definitive merger implementation agreement with Biota, an Australian company listed on the Australian Stock Exchange (ASX).

•

On June 8, 2012 we filed preliminary proxy material in connection with the merger agreement with Biota which included a description of the strategic alternatives process that the board undertook and the reasons for entering into the merger agreement with Biota.

•

On July 20, 2012, in response to preliminary proxy solicitation material filed by Mangrove Partners in which they indicated their intention to oppose the merger with Biota, we filed an 8-K in which the board of directors reiterated its belief that the merger agreement is in the best interest of Nabi’s shareholders.

•

On August 2, 2012, we announced pursuant to a modified Dutch auction tender offer the Company has accepted for purchase an aggregate of 14,547,996 shares of its common stock at a purchase price of $1.68 per share, for an aggregate cost of approximately $24.4 million, excluding fees and expenses relating to the tender offer.

•	On August 7, 2012, we filed with the Securities and Exchange Commission the definitive proxy material and initiated mailings to shareholders.

•	As indicated in the proxy material, a special meeting of Nabi’s shareholders is scheduled to take place on September 24, 2012.

Subject to receipt of approval by both Nabi’s and Biota’s shareholders, satisfaction of customary closing conditions and obtaining regulatory approvals, including from the Australian courts, we expect the Biota merger to close before year-end 2012.

Financial Results Conference Call and Webcast Information

The company will host a live webcast and conference call at 4:30 p.m. EDT today to discuss these results.

The webcast can be accessed at:

http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=4817563

Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists. The webcast may also be accessed via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 888-771-4371 and the passcode is 33025195. For a list of available international toll free telephone numbers, CLICK HERE.

An audio replay will be available for U.S./Canada callers at 888-843-7419 and the replay passcode is 33025195. The replay for international callers is available at 630-652-3042 and the replay passcode is 33025195. An audio replay of this call will be available through August 23, 2012. The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about potential strategic transactions, products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to successfully complete the proposed merger between Nabi and Biota or any other strategic transaction; realize any value for NicVAX in light of our two failed Phase III clinical trials; obtain a successful result in a remaining clinical trial for NicVAX or realize any value from a successful result; have GSK successfully develop and commercialize any future generation candidate nicotine vaccine; terminate existing NicVAX contract manufacturing and development agreements without significant penalties; collect any further milestones and royalty payments under the PhosLo agreement; maintain sufficient patent protection; avoid products liability claims; maintain sufficient insurance; and use our net operating loss carry forwards. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as amended by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the Securities and Exchange Commission. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.

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Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$92,649	$94,310
Marketable securities	—	2,079
Receivables	—	995
Prepaid expenses and other current assets	301	497

Total current assets	92,950	97,881
Property and equipment, net	—	84

Total assets	$92,950	$97,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75	$146
Accrued expenses and other current liabilities	1,435	1,918
Deferred revenue	2,526	2,526
Liabilities of discontinued operations	—	1,662

Total current liabilities	4,036	6,252
Deferred revenue	31,579	32,842

Total liabilities	35,615	39,094

Stockholders’ equity:
Convertible preferred stock	—	—
Common stock	6,357	6,359
Capital in excess of par value	374,792	373,157
Treasury stock	(92,567)	(92,567)
Accumulated deficit	(231,247)	(228,078)

Total stockholders’ equity	57,335	58,871

Total liabilities and stockholders’ equity	$92,950	$97,965

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Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
Revenue:
Revenue	$631	$3,744	$1,263	$12,917
Operating expenses:
Cost of services	—	549	—	1,174
Research and development expenses	1,330	6,456	2,848	11,791
General and administrative expenses	2,176	1,426	3,453	2,768

Total operating costs	3,506	8,431	6,301	15,733

Operating loss	(2,875)	(4,687)	(5,038)	(2,816)
Interest income	33	50	65	122
Other income (expense), net	109	38	142	75

Loss from continuing operations before income taxes	(2,733)	(4,599)	(4,831)	(2,619)
Benefit from income taxes	—	—	671	—

Loss from continuing operations	(2,733)	(4,599)	(4,160)	(2,619)
Income from discontinued operations, net of tax provision	—	—	991	—

Net loss	$(2,733)	$(4,599)	$(3,169)	$(2,619)

Basic income (loss) per share:
Continuing operations	$(0.06)	$(0.11)	$(0.10)	$(0.06)
Discontinued operations	$—	$—	$0.02	$—

Diluted income (loss) per share:
Continuing operations	$(0.06)	$(0.11)	$(0.10)	$(0.06)
Discontinued operations	$—	$—	$0.02	$—

Basic weighted-average shares outstanding	42,664	42,307	42,578	42,221

Diluted weighted-average shares outstanding	42,664	42,307	42,578	42,221

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Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Six Months Ended
	June 30, 2012	June 25, 2011
Cash flow from operating activities:
Net loss	$(3,169)	$(2,619)
Income from discontinued operations, net of tax provision	991	—

Net loss from continuing operations	(4,160)	(2,619)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	34	110
Non-cash intra-period tax allocation	(671)	—
Share-based compensation	1,634	1,215
Loss on sale of property and equipment	—	29
Changes in assets and liabilities:
Receivables	995	304
Prepaid expenses and other assets	196	(417)
Accounts payable, accrued expenses and other liabilities	(505)	(1,119)
Deferred revenue	(1,263)	(6,534)

Net cash used in operating activities	(3,740)	(9,031)

Cash flow from investing activities:
Proceeds from sales and maturities of marketable securities	2,079	52,035
Purchases of marketable securities	—	(10,632)
Proceeds from sales of property and equipment	—	158
Capital expenditures	—	(1)

Net cash provided by investing activities	2,079	41,560

Cash flow from financing activities:
Proceeds from issuances of common stock for employee benefit plans	—	525

Net cash provided by financing activities	—	525

Net increase (decrease) in cash and cash equivalents	(1,661)	33,054
Cash and cash equivalents at beginning of period	94,310	53,564

Cash and cash equivalents at end of period	$92,649	$86,618

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